Pricing Supplement No. 004               Filing under Rule 424(b)(2)
Dated June 3, 1997                       Registration No. 333-26847

(To Prospectus dated May 28, 1997)

$217,692,000
Northern Indiana Public Service Company
Medium-Term Notes, Series E
Due 1 to 30 Years From Date of Issue
____________________

Principal Amount:                       $10,500,000

Trade Date:                             June 3, 1997

Original Issue Date:                    June 6, 1997

Interest Rate:                          6.92%

Stated Maturity Date:                   June 6, 2002

Form :                                  XX Book Entry    ___ Certified

Interest Payment Date(s):               March 15, and September 15

Specified Currency:                     U.S. Dollars

Selling Agents Commission:              $52,500

Net Proceeds to the Company:            $10,447,500


The Medium-Term Note described in this Pricing Supplement is being sold through Merrill Lynch & Co., as Agent.

Prior to the date of this Pricing Supplement, no Medium-Term Notes, Series E, have been sold. Concurrently herewith, the Company is also selling (1) $12,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of June 6, 2007 and bearing an interest rate of 7.25% at the initial price to the public equal to 100% of par, less a fee to Goldman Sachs & Co., as Agent, equal to 0.625%; (2) $20,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of June 7, 2027 and bearing an interest rate of 7.69% at the initial price to the public equal to 100% of par, less a fee to Goldman Sachs & Co., as Agent, equal to 0.75%; (3) $1,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of June 8, 2009 and bearing an interest rate of 7.35% at the initial price to the public equal to 100% of par, less a fee to Goldman Sachs & Co., as Agent, equal to 0.625%; (4) $22,500,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of June 12, 2017 and bearing an interest rate of 7.59% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.75%; and (5) $33,000,000 aggregate principal amount of Medium-Term Notes with a Stated
Maturity Date of June 7, 2027 and bearing an interest rate of 7.69% at the initial price to the public equal to 100% of par, less a fee to Morgan Stanley & Co. Incorporated, as Agent, equal to 0.75%.

Goldman, Sachs & Co.

Merrill Lynch & Co.

Morgan Stanley & Co. Incorporated